EXHIBIT 10.2
CONFORMED COPY
MARKETING AGREEMENT
          THIS MARKETING AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2006 (the “Effective Date”) by and between Emdeon Corporation, a Delaware corporation, and Envoy Corporation (collectively, “Emdeon”) and WebMD Health Corp., a Delaware corporation (“WebMD”).
RECITALS
     WHEREAS, WebMD has developed or licensed certain proprietary interactive online personal health management products (including the related databases and content) which are hosted on servers and made available by means of the Internet, and related services;
     WHEREAS, Emdeon has agreed to market the HSA Product Line (as defined below) to Emdeon’s customers and WebMD is willing to allow Emdeon to market the HSA Product Line, subject to the terms of this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
          Section 1. Marketing of HSA Tools
     (a) Emdeon has arrangements with a large number of clients that are payers of health care related claims (hereinafter “Clients”), and in connection therewith, provides software products and services to its Clients. Subject to the terms and conditions of this Agreement, Emdeon agrees that it will market and promote WebMD’s HSA Product Line to the Client’s for the benefit of WebMD, so as to enable the Clients to deliver their consumer directed health plans (“CDHPs”) to their members, pre-integrated with the HSA Product Lines provided by WebMD.
     (b) The “HSA Product Line” means the (i) decision support tools and services offerings from WebMD (or provided by WebMD’s business partners) made available to Emdeon hereunder from time to time that support consumer directed health plans and health savings accounts (collectively, “HSAs”), and (ii) HSA Toolsets (as defined below). Emdeon agrees that it will update the HSA Product Line that is marketed by Emdeon hereunder, as WebMD updates its HSA Product Line offering. WebMD will advise Emdeon of updates to the HSA Product Line at such time as it is prepared to offer them to the Clients. The “HSA toolset” currently consists of the three following online decision support tools (as may be created, modified, replaced and/or discontinued by WebMD from time to time):

     1. Retirement Health Care and HSA Planner — The planner will assist members in modeling various investment and health care cost scenarios in order to make the optimal account contributions to their HSA account. The tool will utilize the consumer’s personal health profile maintained by WebMD to predict utilization and cost of health care services both in the near term and through retirement in order to plan appropriate annual contributions.
     2. Cost Estimator — This tool will enable consumers to predict the likely cost for specified procedures, tests and visits in order to efficiently manage their HSA funds.
     3. Expense Alerts — This tool will provide email alerts to members for future costs savings opportunities identified through evaluation of claims transactions posted to their personal health record.
     (c) Emdeon agrees that during the term of the Agreement it will not sell, market, license or promote any services similar to any of those included within the HSA Product Line (including but not limited to products and services that assist participants in identifying, selecting and managing HSAs and high deductible health plans), and that the only offering that it sells, markets or promotes in this area will be the HSA Product Line made available to Emdeon pursuant to this Agreement.
     (d) Within 60 days of the execution of this Agreement (and on an annual basis thereafter), Emdeon will provide WebMD with a sales and marketing plan reasonably acceptable to WebMD for the marketing and promotion of the HSA Product Line to its Clients, which will include a combination of direct mail, email, telesales and field sales reps to its entire payor customer base and will include dedicated sales resources. The parties agree that at a minimum, the sales and marketing effort will provide for at least 100 payor customers face-to-face within twelve (12) months of the date of this Agreement, and the parties will mutually develop a sales and marketing plan for each year thereafter by the first of each such year, that provides for levels of support consistent with that provided in preceding year.
     (e) All internal costs relating to any marketing activities of the HSA Product Line shall be borne by Emdeon. Emdeon will only use marketing materials, brochures, etc. approved in advance by WebMD in connection with its sales activities. Except for any fees that may be payable to Emdeon pursuant to Section 3 below, WebMD shall retain all proceeds from any sales of the HSA Product Line by Emdeon hereunder and Emdeon shall not be entitled to any fees, commissions or other compensation related thereto.
     (f) WebMD will enter into relationships directly with the Clients for sales of the HSA Product Line made by Emdeon under this Agreement, and shall have final approval of all terms (so long as such terms don’t bind Emdeon). Emdeon shall have no authority to act on behalf of, or bind, WebMD in connection with its activities hereunder, and will not hold itself out as authorized to do so. WebMD will not be obligated to accept any sales delivered by the Emdeon hereunder for the HSA Product Line. WebMD may direct Emdeon to cease particular sales activities or solicitations of customer(s) at any time. Any warranties made by WebMD regarding the HSA Product Line will be made directly to the Clients and will be the sole responsibility of WebMD.

     (e) WebMD hereby grants to Emdeon, and Emdeon hereby accepts from WebMD, a non-exclusive, limited, non-transferable, right to market and promote the HSA Product Line to its Clients during the Term, solely for the purposes set forth in this Agreement and in accordance with this Agreement (with no right to sublicense). Emdeon acknowledges and agrees that this Agreement does not grant to Emdeon exclusive rights with respect to the HSA Product Line, and that nothing in this Agreement shall prohibit or restrict WebMD from engaging in any activities of the type covered by this Agreement or any other activities, either by itself or through other relationships. Emdeon shall not reverse engineer, reformat, copy, recast, disassemble or decompile the HSA Product Line. All rights not expressly granted to Emdeon hereunder are hereby reserved to WebMD.
     (f) The parties agree that a violation by Emdeon of its obligations under this Section 1 may be difficult to ascertain and accordingly, the parties agree that WebMD shall be entitled to injunctive or other similar relief.
          SECTION 2. Ownership
     (a) As between WebMD and Emdeon, the HSA Product Line and all worldwide intellectual property rights that are embodied in, related to, or represented by, the HSA Product Line (and all portions thereof) are, and at all times will be, the sole and exclusive property of WebMD. All materials prepared by Emdeon relating to the HSA Product Line, or any portion thereof, or to WebMD shall include appropriate proprietary rights notices of WebMD.
     (b) Subject to the terms and conditions of this Agreement, each party hereby grants to the other a non-exclusive worldwide right and license to use the trade names, trademarks, logos and service marks owned by the other (and/or its suppliers, subsidiaries or affiliates, as applicable) (the “Marks”) in the form provided by such party to the other party solely for use in marketing activities and solely to the extent necessary to perform its obligations under this Agreement. Title to and ownership of a party’s Marks shall remain entirely with the respective party, and use of a party’s Marks shall be in conformance with applicable trademark usage policies established by such party and provided to the other from time to time. The licenses to the Marks granted hereunder shall automatically and immediately terminate upon the expiration or termination of this Agreement.
          SECTION 3. Fees and Payment
     (a) Subject to the terms and conditions of this Agreement, beginning on the Effective Date of this Agreement, WebMD shall pay Emdeon a 10% commission on the Net Sales of products within the HSA Product Line that are made by Emdeon to its Clients as provided in this Agreement. Payments due hereunder are exclusive of any applicable taxes. “Net Sales” shall mean revenue obtained from the sale or license of the HSA Product Line by WebMD after deduction from gross sales for credits, returns, allowances and other customary discounts but does not include bad debts. Any commissions paid on Net Sales that are subsequently refunded or rebated for any reason shall be due and payable to WebMD, and WebMD may deduct any such amounts from any current or future commissions payable to

Emdeon. Commission payments will be made quarterly within thirty (30) days following the end of each quarter. Interest shall be payable on all late payments in the amount of 1% per month until paid.
          SECTION 4. Term; Termination
          (a) Initial Term. The term of this Agreement shall commence on Effective Date and shall remain in effect for a period of five (5) years from the Effective Date, unless sooner terminated in accordance with the provisions hereof.
          (b) Termination for breach. In the event either party materially breaches this Agreement and fails to cure such breach within ninety (90) days following receipt of written notice concerning the breach, the other party may terminate this Agreement. Notwithstanding the foregoing, if Emdeon alleges a breach by WebMD of this Agreement and WebMD disputes such allegations of breach, the provisions of this Agreement shall remain in effect until such dispute is resolved by the parties or by a determination through arbitration as provided in Section 10, without prejudice to all remedies available to WebMD.
          (c ) Termination by WebMD. At any time during the term of this Agreement, WebMD may, in its sole discretion and with or without cause, terminate the Agreement, upon at least ninety (90) days advance written notice to Emdeon.
          (d) Upon termination, Emdeon shall be compensated for all payments due under Section 3 of this Agreement through such date of termination, and for commissions on sales completed prior to termination, but provided after termination, but in no event longer than one (1) year after termination of this Agreement.
Section 5. Confidential Information
          (a) “Confidential Information” means any confidential, trade secret or other proprietary information disclosed by one party to the other under or in connection with this Agreement, except for information that: (i) is already known to the receiving party without an obligation of confidentiality at the time received from the disclosing party, (ii) is developed by the receiving party independent of the other party’s Confidential Information; (iii) is obtained from a source other than the disclosing party not known to be subject to an obligation of confidentiality and without breach of this Agreement; (iv) is in the public domain when received, or thereafter enters the public domain through no fault of the receiving party; (v) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that, before making such disclosure, the receiving party shall give the disclosing party an adequate opportunity to interpose an objection or take action to assure confidential handling of such Confidential Information. WebMD acknowledges that Emdeon’s customer list is the Confidential Information of Emdeon and shall be used by WebMD Health as provided by the terms of this Agreement.
          (b) The receiving party shall: (i) not disclose the Confidential Information to any third party, other than its employees, agents or independent contractors who are bound, in writing, by similar confidentiality obligations and who have a need to know such Confidential

Information, (ii) not use the Confidential Information in any fashion except for purposes of performing this Agreement, and (iii) take steps consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of the Confidential Information.
          (c) In the performance of this Agreement, Emdeon and WebMD and their employees, subcontractors, and other agents may have access to certain Confidential Information of each other’s respective clients referred to as “Individual Information.” Individual Information includes, but is not limited to, information which, in coded or uncoded format, in whole or in part, relates to patient records or any patient identifiable information, dependents or physicians, including, without limitation, their respective names, addresses, zip codes, social security numbers, drug or medical claims data, or other personal data. Confidential Information also includes Individual Information.
          (d) Subject to this Agreement and to applicable law, upon the termination or expiration of this Agreement, the parties shall promptly return or destroy all Confidential Information of the other and not retain any copies of the Confidential Information of the other party.
          Section 6. Cooperation. During the term of this Agreement and for a period of three (3) years after termination for any reason, and no more than one (1) time in each calendar year, each party shall have the right upon prior notice to inspect any books, records and files maintained by the other party relating to services under this Agreement as they relate to payment of commissions, and as they relate to the confidentiality provisions of Section 5 above. Neither party shall destroy or permit the destruction of (without first having offered to deliver to the other party) any such books, records and files for the time period during which they would be required to retain such books, records or files by applicable law. Emdeon and WebMD shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter affecting the potential liability of either Emdeon or WebMD hereunder or with respect to any governmental authority. Such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any inquiry, audit, investigation or dispute, any litigation or any other matter requiring any such books, records, information, officers or employees for any reasonable business purpose. The party requesting or otherwise entitled to any books, records, information, officers, or employees pursuant to this Section shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees. The parties will develop mutually acceptable reporting of activities under this Agreement.
          SECTION 7. Disclaimers
          (a) in no event shall WebMD or its suppliers or licensors be liable under any theory of liability, however arising, for any costs of cover or for indirect, special, incidental, or consequential damages of any kind arising out of this agreement, even if emdeon has been advised of the possibility of such damages.
          (b) except in connection with its indemnification or commission obligations hereunder, WebMD’s aggregate liability for all damages, losses and causes of action in any way related to this Agreement, whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed one million dollars ($1,000,000). This section reflects an allocation of risk between the parties, is not a penalty, and shall be exclusive. This section shall apply despite any failure of essential purpose of any limited warranty or remedy.
          (c) WEBMD REPRESENTS THAT THE HSA PRODUCTS PROVIDED TO EMDEON PURSUANT TO THIS AGREEMENT SHALL COMFORM TO THE SPECIFICATIONS PROVIDED BY WEBMD WITH SUCH PRODUCTS. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, WEBMD MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (A) REGARDING THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF SUCH PRODUCTS; OR (B) THE AMOUNT OF SALES THAT MAY BE GENERATED FROM SUCH PRODUCTS. WITHOUT LIMITING THE FOREGOING, WEBMD MAKES NO REPRESENTATIONS THAT USE OF SUCH PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. THE EXPRESS WARRANTIES IN SECTION 7(c) ARE IN LIEU OF ALL OTHER WARRANTIES BETWEEN THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED.
SECTION 8. Indemnity.
     (a) WebMD will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against Emdeon brought by a third party that relates to, or arises out of (i) any HSA Product provided by WebMD or WebMD’s sales, marketing or other activities with respect to any HSA Product, and (ii) to the extent that the action is based upon a claim that any product in the HSA Product Line, when used in accordance with this Agreement, infringe any proprietary right of any third party, and WebMD will pay those costs and damages finally awarded against Emdeon (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that WebMD shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such products in violation of this Agreement, or (b) any use of such products in conjunction with any product, service, data, hardware or software not expressly contemplated to be used in conjunction with such products. If Emdeon’s use is enjoined by reason of an infringement claim, WebMD’s sole obligation shall be to either (i) procure the right for Emdeon to continue using such product, (ii) replace or modify the components of such product subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to Emdeon the commissions paid for access to such product. The foregoing states the entire liability of WebMD with respect to any infringement claims and Emdeon hereby expressly waives any other such liabilities.
          Section 9. Insurance. Each party will maintain in effect during the term of this Agreement, insurance with at least the following limits:
•	Workman’s Compensation with at least statutory limits;

•	Employer’s Liability Insurance with limits of not less than statutory limits (except in states in which there are no statutory limits for Employer’s Liability Insurance, then with limits of not less than $1,000,000 each accident, $1,000,000 disease per each employee, and $1,000,000 disease policy limit);

•	Commercial General Liability Insurance (including, broad form contractual liability coverage for it’s obligations under this Agreement) with limits of not less than:

—	Bodily Injury	$1,000,000 per occurrence, and
$2,000,000 in the aggregate, and

—	Property Damage	$1,000,000 per occurrence, and
$1,000,000 in the aggregate; and
•	Excess/Umbrella Liability with limits of not less than $3,000,000 per occurrence and $3,000,000 in the aggregate.
          The aggregate minimum limits set forth above are per policy; provided however, that each policy shall not have a term longer than eighteen (18) months. Each party agrees to provide the other with a Certificate of Insurance evidencing the coverage required in this Section upon the other’s written request. All such policies and certificates of insurance shall also require that the insurer give the other party not less than thirty (30) calendar days’ advance written notice of any cancellation in insurance coverage Each party must also provide the other with thirty (30) calendar days’ prior written notice of any non-renewal of the insurance coverage, cancellation of any insurance coverage, material change in the insurance policies, and/or reduction in limits.
          SECTION 10. Miscellaneous.
     (a) Existing Third Party Agreements. Nothing in this Agreement is intended to require either party to terminate existing contractual relationships with any third party, and such agreements shall remain in effect on the terms and conditions in existence as of the Effective Date of this Agreement.
     (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     (c) Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by WebMD and Emdeon or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.
     (d) No waiver. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     (e) Notice Generally. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 10(e)):
If to Emdeon:
Emdeon Corporation
Emdeon Practice Services, Inc.
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel
If WebMD:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Attn: General Counsel
or at such other address as may be substituted by notice given as herein provided.
          (f) Successors and Assigns. Successors and Assigns. The obligations of Emdeon in this Agreement shall apply to its subsidiary, Envoy Corporation No party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. In addition, in the event of any sale, transfer, change of control or other disposition, restructuring or reorganization of Envoy Corporation or its business (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure) to a third party, such subsidiary and its business shall continue to be subject to the obligations applicable to its business under this Agreement. The Agreement shall remain in effect in accordance with its terms regardless of the percentage ownership, if any, that Emdeon holds of WebMD, and regardless of any sale, transfer, change of control or other disposition, restructuring or reorganization of Emdeon Corporation or WebMD, or either business thereof (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure).
     (g) No Third Party Beneficiaries. No person other than the parties hereto and their successors and permitted assigns are intended or shall be deemed to be a beneficiary of this Agreement.
     (h) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     (I) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          (i) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any difference or dispute hereunder that requires resolution. Emdeon and WebMD shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (ii) of this Section 10(I) to resolve such matter, which the parties agree is the sole and exclusive procedure for any such dispute, except as otherwise provided therein. All offers, promises, negotiations, conduct and/or statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (i) by any of the parties, their agents, employees, experts and/or attorneys are, and shall be deemed, confidential, and made executed and delivered solely for the purposes of settlement or compromise, and inadmissible for any purpose, including, without limitation, impeachment, in any arbitration or other proceeding involving the parties or any third parties, or in any court or forum whatsoever, provided however that the use of a statement or information as contemplated in a settlement under this Paragraph (i) that would be admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of such use.
          (ii) The following process shall be followed if, and after, the informal procedures in Paragraph (i) above do not result in a resolution of the matter. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively, a “Claim”), shall be determined by binding arbitration in New York, New York before three arbitrators. The arbitration shall be administered (including selection of the arbitrators) by JAMS (www.jamsadr.com) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction permitted under the terms of this Section 10(I). In the event of any Claim under this Agreement or the enforcement of any right under this Agreement by either party, regardless of whether WebMD or Emdeon prevails, Emdeon hereby agrees that Emdeon shall be responsible for all its own and all of WebMD’s costs and expenses relating thereto, including the reasonable attorneys fees and expenses of Emdeon’s attorneys and other professionals it may retain and the reasonable fees and expenses of WebMD’s attorneys and other professionals that WebMD retains. In addition, the arbitrators will have authority to award special, punitive, exemplary, consequential, incidental or indirect losses or damages and authority to award a party, subject to the foregoing sentence regarding Emdeon’s obligation for fees, costs and expenses, regardless of the prevailing party. The parties hereby agree to submit to the exclusive personal and subject matter jurisdiction and to the venue of the Supreme Court of the State of New York, County of New York, for all purposes associated with this Agreement, including the agreement to arbitrate, enforcing the agreement to arbitrate, and seeking provisional relief pending award and entering judgment upon the award. Nothing contained in this Section shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award. Notwithstanding the provisions of Section 10, either party may pursue any provisional remedy (including but limited to preliminary injunctive relief) to either restrain or mandate certain conduct in the courts designated in this Section. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in this Section pending the determination and award in the arbitration proceeding. In the event that WebMD seeks provisional injunctive relief pursuant to this section from the court designated herein, then Emdeon agrees that it may not request nor may the court require any bond or other security to be posted by WebMD to secure the requested injunctive relief, provided that Emdeon retains any rights it may have to oppose the injunctive relief on any other grounds. If JAMS is no longer available or is unwilling to accept the designation provided hereunder, the parties shall mutually agree upon a substitute professional neutral administrator to replace JAMS.
     (j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     (k) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     (l) Independent Contractors. The parties hereto are independent contractors engaged in the operation of their own respective business. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this agreement shall be construed to establish a relationship or joint venturers between the parties.

     (m) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
     (n) Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMDEON CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	Chief Executive Officer

ENVOY CORPORATION
By:	/s/ Michael Glick
	Name:	Michael Glick
	Title:	Senior Vice President

WEBMD HEALTH CORP.
By:	/s/ Wayne T. Gattinella
	Name:	Wayne T. Gattinella
	Title:	Chief Executive Officer